Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-1A of our report dated May 27, 2008, relating to the financial statements and financial highlights of the Bjurman, Barry Micro-Cap Growth Fund, Bjurman, Barry Mid Cap Growth Fund, and Bjurman, Barry Small Cap Growth Fund (the “Funds”), which appear in such Registration Statement. We also consent to the references to us under the headings “Financial highlights” and “Independent registered public accounting firm “ in such Registration Statement.
PricewaterhouseCoopers LLP
Los Angeles, CA
July 29, 2008